FOR IMMEDIATE RELEASE
August 2, 2002

Tellabs reorganizes to strengthen customer relationships, product development, international business

Naperville, Ill. — Tellabs Chairman and CEO Michael J. Birck announced a reorganization designed to strengthen Tellabs' relationships with customers, speed development of new products and grow the company’s international business.

“We have a strong and deep management team that is now better structured to lead us into the future,” Birck said. “When the industry turns around, we expect to be first out of the gate with innovative bandwidth management solutions for our customers.”

The changes, effective Aug. 5, include:

  Edward Kennedy, 47, continues as senior vice president – metro networking group, will lead the development of the Tellabs® 6400 transport switch and will add to his responsibility the Tellabs® 5000 series of digital cross-connects. Kennedy joined Tellabs in January and previously was founder and CEO of Ocular Networks, which Tellabs acquired.
  Stephen McCarthy, 48, is named senior vice president – optical networking group and will lead the development of the Tellabs® 6500 transport switch and the Tellabs® 7100 optical transport system. McCarthy previously served as senior vice president of global marketing.
  Robert Pullen, 40, is named senior vice president – marketing and sales for North America and will focus on building intimacy with U.S. and Canadian customers. He also has responsibility for global strategy and product portfolio planning. Pullen has worked directly with customers throughout his 17 years with Tellabs, including his most recent position of senior vice president – optical networking.
  Anders Gustafsson, 42, is named president – Tellabs International, a new organization that will focus on international product development, marketing and sales for the Tellabs® 6300 transport switch, the Tellabs® 7200 optical transport system and the Tellabs® 8000 managed access series. He also will be responsible for international customer service and support. Gustafsson previously served as president of global sales.
  Thomas Gruenwald, 54, is named senior vice president – operations, Tellabs International, and is responsible for development of the Tellabs® 2000 telephony distribution system, the Tellabs® 3000 voice-quality enhancement systems, the Tellabs 6300 and 7200 SDH platforms in Copenhagen, and the Tellabs 8000 managed access systems in Finland. Gruenwald previously served as senior vice president and general manager of Tellabs' broadband access group.
  John C. Kohler, 49, continues as senior vice president – global business operations and is responsible for global manufacturing and customer service and support in North America.
  Joan Ryan, 46, continues as executive vice president and chief financial officer and adds to her current responsibilities the global information systems organization, led by Catherine Kozik, chief information officer and senior vice president – global information systems.

  Kennedy, McCarthy, Pullen, Gustafsson, Kohler and Ryan will report to Birck, while Gruenwald will report to Gustafsson, and Kozik will report to Ryan.

  Tellabs provides innovative bandwidth management solutions to help carriers around the world move communications most efficiently and effectively. The world communicates through Tellabs – most telephone calls and Internet sessions in several countries, including the United States, flow through the company’s equipment. Tellabs employee-owners develop and deploy solutions that provide aggregation, grooming and business services in metro/regional networks in more than 100 countries (NASDAQ: TLAB; www.tellabs.com).

  CONTACTS:
  Jean Medina
  +1.630.798.2509
  jean.medina@tellabs.com
  Robin Urbanski
  +1.630.798.2508
  robin.urbanski@tellabs.com

  Tellabs and the Tellabs logo are registered trademarks of Tellabs or one of its affiliates in the United States and/or other countries. All other company names and products mentioned herein may be the property of their respective companies.